EXHIBIT 99.1

              TEXACO REPORTS FOURTH QUARTER AND YEAR 2000 RESULTS
              ---------------------------------------------------

FOR IMMEDIATE RELEASE: WEDNESDAY, JANUARY 24, 2001.
--------------------------------------------------

   WHITE PLAINS, N.Y., January 24 -- Texaco reported today fourth quarter 2000 income before special items of $840 million ($1.55 per share). Net income for the period was $545 million ($1.00 per share).


                                EARNINGS SUMMARY
                                      Fourth Quarter         Year
                                      --------------     ------------
                                      2000      1999     2000    1999
----------------------------------------------------------------------
Income before special
  items (millions)                  $  840    $  370   $2,898  $1,214
         Per share                  $ 1.55    $  .67   $ 5.31  $ 2.21
Net income (millions)               $  545    $  318   $2,542  $1,177
         Per share                  $ 1.00    $  .58   $ 4.65  $ 2.14
----------------------------------------------------------------------


   Chairman and Chief Executive Officer Peter I. Bijur commented, "We had an outstanding quarter and an outstanding year as we achieved record earnings. Strong worldwide crude oil and U.S. natural gas prices contributed greatly to our upstream results. Operationally, we met our production targets in the fourth quarter and ended the year with new production from the Captain B field development and the return to full production at the Erskine field, both in the U.K. North Sea. We also continued to improve our upstream portfolio by concluding the sales of non-strategic assets and by acquiring coalbed methane gas assets through our recent acquisition of EnerVest San Juan.
   "Downstream performance worldwide continued to be adversely affected by high and volatile crude oil prices. Although refining margins were generally strong due to tight supply and demand balances, marketing margins throughout the world remained under intense pressure as high product acquisition costs could not be fully recovered in the marketplace.
   "We ended the year in excellent financial shape and are confident we can continue to deliver solid results."

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
                                     - 2 -

   Commenting on Texaco's proposed merger with Chevron, Bijur added, "The integration teams continue to make good progress toward the goal of completing the merger in the mid-year time frame and positioning the new company, ChevronTexaco, as one of the world's largest and most competitive energy companies."


                                      Fourth Quarter         Year
                                      --------------     ------------
Texaco Inc. (Millions of dollars):    2000      1999     2000    1999
----------------------------------------------------------------------
Income before special items          $ 840     $ 370   $2,898  $1,214
                                     -----     -----   ------  ------
Net losses on major asset sales        (17)       (3)     (94)    (62)
Tax issues                              50        41       96     106
Tax benefits on asset sales             70        40       70      40
Inventory valuation adjustments          -         -        -     152
Write-downs of assets                 (272)      (81)    (272)   (157)
Environmental, litigation and
  royalty issues                      (116)      (42)    (138)    (42)
Reorganization, restructuring,
  employee related and other costs       -        (7)      (8)    (74)
Merger costs                           (10)        -      (10)      -
                                     -----     -----   ------  ------
Special items                         (295)      (52)    (356)    (37)
                                     -----     -----   ------  ------
Net income                           $ 545     $ 318   $2,542  $1,177
                                     =====     =====   ======  ======

   Details on special items are included in the following segment information.

OPERATING RESULTS

         EXPLORATION AND PRODUCTION

                                      Fourth Quarter         Year
                                      --------------     ------------
United States (Millions of dollars):  2000      1999     2000    1999
----------------------------------------------------------------------
Operating income before
  special items                      $ 547     $ 243   $1,788   $ 666
Special items                         (155)      (35)    (270)    (14)
                                     -----     -----   ------  ------
Total operating income               $ 392     $ 208   $1,518   $ 652
                                     =====     =====   ======  ======


   U.S. Exploration and Production earnings for this year's fourth quarter and full year were significantly higher than last year due to higher crude oil and natural gas prices. During the fourth quarter the spot price of WTI averaged $31.96 per barrel, peaking at $36.22 per barrel in November. Prices declined toward year-end amid signs of accumulating oil inventories and uncertainty regarding

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
                                     - 3 -

the future course of OPEC production. Texaco's realized crude oil prices for the fourth quarter and year 2000 were $27.24 and $26.00 per barrel, 33 percent and 77 percent higher than last year.
   Continuing concerns over low U.S. natural gas storage levels and strong weather-driven demand helped push U.S. natural gas prices to record levels with the spot price of gas at the Henry Hub peaking at $10.53 per thousand cubic feet
(MCF) in December. For the fourth quarter and year 2000, Texaco's average realized natural gas prices were $5.18 and $3.69 per MCF, 113 percent and 69 percent above last year.
   Daily production decreased 12 percent for the fourth quarter and ten percent for the year. Half of this expected reduction was due to the sale of non-core producing properties and the balance of the decrease was due to natural field declines partly offset by new production.
   Operating expenses increased three percent for the fourth quarter and seven percent for the year as higher crude oil and natural gas prices led to significantly higher utilities expenses and production taxes. Exploratory expenses for the fourth quarter were $50 million before tax, $80 million lower than last year. Exploratory expenses for the year 2000 were $120 million before tax, $114 million below last year.
   Special charges for 2000 of $270 million included $129 million of net losses on the sale of non-core producing properties, including $14 million in the fourth quarter. The fourth quarter also included special charges of $126 million for write-downs of assets and $15 million for crude oil and gas royalty settlements.
   The year 1999 included net special charges of $14 million comprised of an $11 million charge for employee separation costs, a $30 million charge for a crude oil royalty settlement, an $18 million gain on asset sales in California and a $9 million production tax refund. Special charges of $35 million in the fourth quarter included the above referenced crude oil royalty settlement.


                                      Fourth Quarter         Year
                                      --------------     ------------
International (Millions of dollars):  2000      1999     2000    1999
----------------------------------------------------------------------
Operating income before
  special items                      $ 271     $ 195   $1,058   $ 386
Special items                          (43)      (24)      19     (26)
                                     -----     -----   ------  ------
Total operating income               $ 228     $ 171   $1,077   $ 360
                                     =====     =====   ======  ======


   International Exploration and Production operating results for the fourth quarter and year 2000 were considerably higher than last year due mostly to higher crude oil prices and lower expenses.

                                     -more-

Market conditions kept crude oil prices strong throughout the fourth quarter and year 2000. Our realized crude oil prices for the fourth quarter and year 2000 were $25.51 and $24.83 per barrel, 24 percent and 63 percent higher than last year. Average natural gas prices were $1.81 per MCF for the fourth quarter and $1.58 per MCF for the year, 39 percent and 18 percent above last year.
   Daily production decreased 12 percent for the fourth quarter and seven percent for the year. The sale of non-core producing properties caused 70 percent of this decrease in the fourth quarter and 40 percent of the decrease for the year. Other factors contributing to the production decrease were maintenance and repairs in our U.K. North Sea operations and lower lifting entitlements for cost recovery in Indonesia as a result of higher crude oil prices. Partly offsetting these decreases were production in the Partitioned Neutral Zone and the Karachaganak field in the Republic of Kazakhstan which continue to be above last year's levels. Also, first production from the second phase (Area B) of the Captain field in the U.K. North Sea began late in December. Our share of total production is expected to rise to a rate of 72,000 barrels per day during 2001. Additionally, the Erskine field in the U. K. resumed production in December after being shut in for most of the year to replace a pipeline.
   Operating expenses decreased 15 percent for the fourth quarter and seven percent for the year 2000 in line with production declines. Exploratory expenses for the fourth quarter were $89 million before tax, comparable with last year's level. Exploratory expenses for the year 2000 were $238 million before tax, $29 million lower than last year.
   Special benefits in 2000 of $19 million included $76 million for net gains on the sale of non-core producing properties and $14 million for net losses resulting from the Erskine pipeline interruption in the U.K. North Sea recorded earlier in the year. In addition to these, in the fourth quarter we recorded gains of $14 million for asset sales, charges of $37 million for prior years' tax adjustments and a $20 million charge for an asset write-down.
   Results for 1999 included special charges of $26 million, including $24 million in the fourth quarter for prior years' tax issues in the U.K.


         REFINING, MARKETING AND DISTRIBUTION


                                      Fourth Quarter         Year
                                      --------------     ------------
United States (Millions of dollars):  2000      1999     2000    1999
----------------------------------------------------------------------
Operating income before
  special items                      $  68     $   4    $ 243   $ 287
Special items                          (50)        -      (85)    (79)
                                     -----     -----   ------  ------
Total operating income               $  18     $   4    $ 158   $ 208
                                     =====     =====   ======  ======

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
                                     - 5 -

   U.S. Refining, Marketing and Distribution earnings before special items were higher than last year for the fourth quarter, but lower for the year.
   Fourth quarter earnings for Equilon improved due to substantially higher refining margins. However, results for the year declined due to depressed marketing margins as pump prices lagged increases in supply costs in a very competitive market. Weak lubricant margins as a result of higher base oil costs also negatively impacted earnings. Maintenance activity at the Puget Sound, Martinez and Wood River refineries adversely impacted results for both years.
   Compared to last year, Motiva's results benefited from improved East and Gulf Coast refining margins stemming from tight supplies due to increased demand, industry refinery downtime and unusually cold weather. Maintenance activities this year at the Delaware City and Port Arthur refineries adversely impacted results.
   Results for 2000 included special charges of $85 million, of which $50 million were recorded in the fourth quarter. In the fourth quarter, $17 million in additional losses were recorded for the Wood River refinery and marketing asset sales along with charges of $10 million for asset write-downs and $23 million for environmental and litigation issues. Recorded earlier in the year were special charges of $31 million for the sale of the Wood River refinery, as well as charges of $22 million for environmental and litigation issues and benefits of $18 million for an employee benefit revision.
   The year 1999 included special charges of $76 million for losses on refinery asset sales and $11 million for reorganization, restructuring and employee separation costs and a special benefit of $8 million for inventory valuation adjustments.


                                      Fourth Quarter         Year
                                      --------------     ------------
International (Millions of dollars):  2000      1999     2000    1999
----------------------------------------------------------------------
Operating income before
  special items                      $  58      $ 45    $ 272   $ 338
Special items                         (117)      (52)    (129)     32
                                     -----     -----   ------  ------
Total operating income (loss)        $ (59)     $ (7)   $ 143   $ 370
                                     =====     =====   ======  ======


   International Refining and Marketing earnings before special items for the fourth quarter of 2000 increased from last year. Refining results improved dramatically in Europe and in the Caltex area from higher margins in the U.K., Netherlands and Asia, but decreased in Latin America due to increased crude costs. Rising utility expenses negatively impacted refining results in all areas. Marketing results declined from lower margins in the Caltex area, Europe and Latin America.

                                     -more-

   Results for the year 2000 declined due to weak marketing margins from increased costs and highly competitive market conditions in the Caltex region, Latin America, and Europe. Lower volumes impacted results in most areas with the exception of Europe where market share in the U.K. increased. Refining results were mixed as European and Asian margins improved, while the inability to fully recover increased crude costs negatively impacted refining margins in Latin America. Rising utility costs negatively impacted refining results in all areas.
   For the fourth quarter of 2000, special charges of $117 million included $112 million for the write-down of assets, mainly at the Panama Refinery and $5 million for environmental issues. Results for 2000 also included a first quarter charge of $12 million for employee separation costs.
   Results for the fourth quarter of 1999 included special charges of $23 million for asset write-downs in Caltex and Europe, $22 million in prior year tax charges and $7 million for Caltex restructuring. Results for 1999 also included special benefits of $144 million for inventory valuation adjustments and $54 million for a Korean tax revaluation. Additionally, 1999 included $80 million for our share of Caltex's loss on the sale of its equity interest in Koa Oil, plus restructuring, reorganization and employee separation costs of $34 million.



         GLOBAL GAS AND POWER

                                      Fourth Quarter         Year
                                      --------------     ------------
(Millions of dollars):                2000      1999     2000    1999
----------------------------------------------------------------------
Operating income before
  special items                      $  17     $   5    $  50   $  21
Special items                            -       (32)       -     (35)
                                     -----     -----   ------  ------
Total operating income (loss)        $  17     $ (27)   $  50   $ (14)
                                     =====     =====   ======  ======


   Operating results for 2000 benefited from improved natural gas liquids and natural gas margins. Results for 1999 included gains from several asset sales, including a gas gathering pipeline in the U.S. and our 50 percent interest in a U.K. retail gas-marketing venture.
   Results for 1999 included a special charge of $32 million in the fourth quarter for gas plant write-downs and employee separation costs of $3 million recorded earlier in the year.

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
                                     - 7 -
CORPORATE/NON-OPERATING RESULTS

                                     Fourth Quarter          Year
                                     --------------      ------------
 (Millions of dollars):              2000      1999      2000    1999
----------------------------------------------------------------------
Results before special items       $ (116)   $ (122)   $ (502) $ (481)
Special items                          70        91       109      85
                                     -----     -----   ------  ------
Total corporate/non-operating      $  (46)   $  (31)   $ (393) $ (396)
                                     =====     =====   ======  ======


   Corporate and non-operating results for the fourth quarter and year 2000 included lower net interest and tax expenses and higher corporate expenses. The increase in corporate expenses included spending for our Olympic sponsorship program and increased incentive compensation for employees associated with the higher level of earnings. Results for 1999 benefited from a gain on the sale of marketable securities earlier in the year.
   Results for the fourth quarter of 2000 included net special benefits of $70 million. These included $87 million of favorable prior years' income tax adjustments and tax benefits of $70 million on the sale of an interest in a subsidiary. Also, recorded in the fourth quarter were charges of $73 million for environmental and litigation issues, $4 million for asset write-downs and $10 million for costs associated with the proposed merger with Chevron. Results for the full year also included a special benefit of $46 million for favorable income tax settlements and a special charge of $7 million for early extinguishment of debt associated with the sale of a U.K. North Sea offshore producing facility.
   Results for 1999 included net special benefits of $85 million. Recorded in the fourth quarter were $89 million of favorable prior years' income tax adjustments and tax benefits of $40 million attributable to the sale of an interest in a subsidiary. Other fourth quarter items included charges of $26 million for asset write-downs and $12 million for environmental issues. A $6 million charge for employee separation costs was recorded earlier in the year.

CAPITAL AND EXPLORATORY EXPENDITURES

   Capital and exploratory expenditures were $4,234 million for the year 2000, compared with $3,893 million for 1999.
   Total upstream expenditures increased by 12 percent as we continued to focus on high impact projects. In the United States spending increased 21 percent. Contributing to this increase was the fourth quarter acquisition of EnerVest San Juan Acquisition Limited Partnership whose assets consist

                                     -more-
entirely of coalbed methane gas properties located in the San Juan Basin of southwestern Colorado and northwestern New Mexico. In addition, drilling and workover expenditures in 2000 were focused in the Central, Gulf and Permian regions while 1999 spending was concentrated in the deepwater Gulf of Mexico. Internationally, investment continued in the Malampaya natural gas project in the Philippines and the Karachaganak field in Kazakhstan. In addition to these projects, we completed spending on our development of the Captain B project in the U.K. North Sea which began production in December and continued development work in offshore Nigeria deepwater and China.
   Expenditures for Global Gas and Power increased more than 19 percent in 2000. Contributing to this increase was the purchase of a 20 percent investment in Energy Conversion Devices, Inc. and the development of a power project in Thailand.
   In the United States downstream, expenditures were slightly higher due to increased spending on marketing initiatives. In the international segment, expenditures decreased due to the completion of a project at the Pembroke refinery last year and lower spending in the U.K. marketing and Latin America segments in 2000.


                                     X X X

CONTACT:      Andy Norman       914-253-4068
              Paul Weeditz      914-253-7745

INVESTOR RELATIONS:

              Elizabeth Smith   914-253-4478


Listen in live to Texaco's fourth quarter 2000 earnings discussion with financial analysts on Wednesday, January 24th at 11:30 am EST at:

             http://www.webevents.broadcast.com/texaco/q400earnings
             ------------------------------------------------------

For technical assistance, call Sheila Lujan at 800-366-9831

   Note: This press release contains a number of forward-looking statements within the meaning of the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. In particular, statements made concerning Texaco's expected performance and financial results in future periods are based upon Texaco's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors known to Texaco, among others, could cause Texaco's actual results to differ materially from those described in the forward-looking statements: decreased demand for motor fuels, natural gas and other products; worldwide and industry economic conditions; inaccurate forecasts of crude oil, natural gas and petroleum product prices and production; higher costs, expenses and interest rates; etc. In addition, you are encouraged to review Texaco's latest reports filed with the SEC, including Texaco's Annual Report on Form 10-K filed with the SEC on March 24, 2000, which describes a number of additional risks and uncertainties that could cause actual results to vary materially from those listed in the forward-looking statements made in this press release.

                                     -more-


Income (loss)                        Fourth Quarter (a)      Year (a)
(Millions of dollars)                ------------------  ------------
                                     2000      1999      2000    1999
                                     ----      ----      ----    ----
Exploration and production
  United States                     $ 392     $ 208    $1,518  $  652
  International                       228       171     1,077     360
                                    -----     -----    ------  ------
      Total                           620       379     2,595   1,012

Refining, marketing and distribution
  United States                        18         4       158     208
  International                       (59)       (7)      143     370
                                    -----     -----    ------  ------
      Total                           (41)       (3)      301     578

Global gas and power                   17       (27)       50     (14)
                                    -----     -----    ------  ------
      Total operating segments        596       349     2,946   1,576
                                    -----     -----    ------  ------

Other business units                   (5)        -       (11)     (3)

Corporate/Non-operating               (46)      (31)     (393)   (396)
                                    -----     -----    ------  ------

      Net income                    $ 545     $ 318    $2,542  $1,177
                                    =====     =====    ======  ======
Net income per common
  share (dollars) - diluted         $1.00     $ .58    $ 4.65  $ 2.14

Average number of common shares
  outstanding for computation of
  earnings per share (millions)
  - diluted                         542.6     546.4     544.0   537.9

Provision for income taxes
  included in net income            $ 287     $ 109    $1,676  $  602

(a)  Includes special items indicated in this release.

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
                                     - 10 -

Other Financial Data                 Fourth Quarter             Year
(Millions of dollars)                --------------         -------------
                                     2000      1999       2000       1999
                                     ----      ----       ----       ----
Revenues                          $14,431   $10,555    $51,130      $35,691

Total assets as of December 31                         $30,900(b)   $28,972

Stockholders' equity as
  of December 31                                       $13,440(b)   $12,042

Total debt as of December 31                           $ 7,200(b)   $ 7,647

Capital and exploratory
  expenditures
Exploration and production
  United States                   $   427   $   276    $ 1,088      $   900
  International                       606       958      1,967        1,823
                                  -------   -------    -------      -------
     Total                          1,033     1,234      3,055        2,723

Refining, marketing and
 distribution
  United States                       157       136        405          379
  International                       145       193        380          487
                                  -------   -------    -------      -------
     Total                            302       329        785          866

Global gas and power                   81       150        333          279
                                  -------   -------    -------      -------

     Total operating segments       1,416     1,713      4,173        3,868

Other business units                   15         3         61           25
                                  -------   -------    -------      -------
     Total                        $ 1,431   $ 1,716    $ 4,234      $ 3,893
                                  =======   =======    =======      =======

Exploratory expenses
 included above
  United States                   $    50   $   130    $   120      $   234
  International                        89        89        238          267
                                  -------   -------    -------      -------
     Total                        $   139   $   219    $   358      $   501
                                  =======   =======    =======      =======

Dividends paid to
  common stockholders             $   243   $   245    $   976      $   964

Dividends per common
  share (dollars)                 $   .45   $   .45    $  1.80      $  1.80

Dividend requirements for
  preferred stockholders          $     4   $     3    $    15      $    29

b)  Preliminary

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
                                     - 11 -

Operating Data                         Fourth Quarter          Year
                                       --------------      ------------
                                       2000      1999      2000    1999
                                       ----      ----      ----    ----
Exploration and production

  United States
    Net production of crude oil and
      natural gas liquids (MBPD)        342       381       356     395

    Net production of natural gas
      available for sale (MMCFPD)     1,259     1,468     1,310   1,462
                                      -----     -----     -----   -----
      Total net production (MBOEPD)     552       626       574     639

    Natural gas sales (MMCFPD)        4,142     3,635     3,854   3,373

    Average U.S. crude (per bbl.)    $27.24    $20.50    $26.00  $14.70
    Average U.S. natural
      gas (per mcf)                  $ 5.18    $ 2.43    $ 3.69  $ 2.18
    Average WTI (Spot) (per bbl.)    $31.96    $24.55    $30.37  $19.31
    Average Kern (Spot) (per bbl.)   $23.91    $18.98    $24.10  $13.35

  International
    Net production of crude oil and
     natural gas liquids (MBPD)
      Europe                            112       161       120     147
      Indonesia                         122       138       122     152
      Partitioned Neutral Zone          147       132       139     124
      Other                              55        72        63      67
                                     ------     -----    ------  ------
        Total                           436       503       444     490

    Net production of natural
     gas available for sale (MMCFPD)
      Europe                            206       269       217     263
      Colombia                          196       183       194     165
      Other                             153       126       146     109
                                     ------     -----    ------  ------
        Total                           555       578       557     537
                                     ------     -----    ------  ------
        Total net production
          (MBOEPD)                      529       599       537     579

      Natural gas sales (MMCFPD)        582       616       586     567
      Average International
        crude (per bbl.)             $25.51    $20.57    $24.83  $15.23
      Average International
        natural gas (per mcf)        $ 1.81    $ 1.30    $ 1.58  $ 1.34
      Average U.K. natural
        gas (per mcf)                $ 3.31    $ 2.29    $ 2.59  $ 2.35
      Average Colombia natural
        gas (per mcf)                $ 1.33    $  .74    $ 1.18  $  .67

      Total worldwide net
        production (MBOEPD)           1,081     1,225     1,111   1,218

                                     -more-

                                     - 12 -

Operating Data                       Fourth Quarter          Year
                                     --------------      ------------
                                     2000      1999      2000    1999
                                     ----      ----      ----    ----
Refining, marketing and distribution

  United States
   Refinery input (MBPD)
     Equilon area                     204       367       246     374
     Motiva area                      289       267       278     297
                                      ---       ---       ---     ---
       Total                          493       634       524     671

   Refined product sales (MBPD)
     Equilon area                     676       650       688     682
     Motiva area                      365       383       361     377
     Other                            378       263       324     288
                                      ---       ---       ---     ---
       Total                        1,419     1,296     1,373   1,347

   International
    Refinery input (MBPD)
     Europe                           393       346       374     353
     Caltex area                      369       355       356     397
     Latin America/West Africa         72        69        64      70
                                    -----     -----     -----   -----
       Total                          834       770       794     820

   Refined product sales (MBPD)
     Europe                           657       622       636     606
     Caltex area                      540       633       540     614
     Latin America/West Africa        521       515       484     493
     Other                             99        32        92      76
                                    -----     -----     -----   -----
       Total                        1,817     1,802     1,752   1,789